Exhibit 99.1

Contact:	Sandy Martin Investor Relations 940-297-3877

Sally Beauty Holdings, Inc. Announces First Quarter 2007 Results
•	Solid First Quarter Results as a New Public Company

•	First Quarter Sales Increase 7%, Comparable Store Sales Up 5%

•	Net Earnings of $3 million or $0.02 EPS, Adjusted Net Earnings of $16 million or $0.09 EPS and Adjusted EBITDA of $77 million

•	Agreement Reached With P&G Professional Care for Expanded Relationship with BSG
DENTON, TEXAS, February 8, 2007 — Sally Beauty Holdings, Inc. (NYSE:SBH) (the “Company”) today announced financial results for the first quarter ended December 31, 2006. The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.
“As a new independent, public company after the separation from Alberto-Culver, we are pleased to report solid first quarter results,” stated Gary Winterhalter, President and Chief Executive Officer, “Sally Beauty Supply stores, which represents the majority of our operating earnings, generated particularly impressive first quarter sales and operating results. Comparable store sales for Sally Beauty Supply were up 3.4% and our margins continued to expand. Our strategy for Sally Beauty Supply stores is focused on unit growth and margin improvements, while our strategy for our distribution business, Beauty Systems Group, is focused on expense management and expanding the Beauty Systems Group store base. We expect to continue to execute on these strategic plans with a longer-term focus on creating value for our shareholders.”
SEPARATION TRANSACTION FROM ALBERTO-CULVER
Sally Beauty Holdings completed the separation transaction from Alberto-Culver on November 16, 2006. As part of this transaction, the Company issued approximately 180 million shares (including approximately 86 million shares to affiliates of Clayton Dubilier & Rice) and issued $1.85 billion of new debt. During the quarter, the Company incurred significant expenses related to this transaction as detailed later in this release and the accompanying supplemental schedules.
FIRST QUARTER FINANCIAL RESULTS
Net sales: Total net sales for the first quarter 2007 were $630 million, an increase of 7% over the first quarter 2006. The total net sales increase of 7% was the result of a comparable store sales increase of 5%, unit growth, and the effect of acquisitions. First quarter sales for Sally Beauty Supply stores increased 6% to $372 million and comparable store sales increased 3% versus last year’s first quarter. For BSG, total sales increased 9% to $258 million and comparable store sales increased 10% in the first quarter versus the first fiscal quarter of 2006.
-More-

Gross profit: For the first quarter, consolidated gross profit was $284 million, or a 45.2% gross profit margin compared to a 45.5% gross profit margin in the year-ago quarter. Gross profit margins declined slightly during the first fiscal quarter due to lower gross profit margins at BSG, partially offset by higher gross profit margins at Sally Beauty Supply stores.
Selling, general and administrative expenses: For the first quarter, SG&A expenses increased 9% to $213 million, which represented 34% of net sales. SG&A expenses for the quarter includes $5.7 million of share-based compensation compared to $2.1 million in last year’s first quarter. SG&A expenses increased as a result of unit growth, acquisitions, as well as the increase in share-based compensation. Share-based compensation for the quarter includes $5.3 million of expense related to early vesting as a result of the separation transaction from Alberto-Culver.
Segment operating earnings: First quarter operating earnings for Sally Beauty Supply stores were $66 million, an increase of $7 million or 12% compared to last year’s first quarter. During the first fiscal quarter of 2007, results for Sally Beauty Supply were strong due to an increase in average purchase size driven by changes in product mix, and by increases in private or control label sales. In BSG, operating earnings for the first quarter were $19 million, a decrease of $3 million or 15% from the year-ago quarter. BSG segment operating earnings declined, in part, due to an increase in SG&A expenses, while also experiencing somewhat lower gross profit margins on an increased sales volume. In addition, BSG incurred approximately $1 million of consulting fees that are not expected to be ongoing, as well as $0.6 million of expenses related to the closure of a warehouse during first quarter of fiscal 2007. BSG anticipates that it will continue to review its distribution assets in an effort to gain cost efficiencies and integrate its acquired businesses.
Other Expenses: The first quarter of fiscal 2007 includes $21 million of transaction expenses related to the separation from Alberto-Culver on November 16, 2006. Alberto-Culver also charged the Company a $4 million sales-based corporate overhead fee for a portion of the first quarter and $7 million in the prior year for a full quarter. Corporate overhead charges from Alberto-Culver ceased upon the completion of the separation transaction. The Company incurred approximately $1.85 billion of debt in conjunction with the separation transaction from Alberto-Culver. Interest expense, net of interest income, for the quarter was $19 million and includes a reduction in interest expense of approximately $1 million due to the marked to market change in fair value for interest rate swap transactions that were entered into in connection with the separation. Net interest expense for the first quarter of fiscal 2007 represents a partial quarter (from November 16, 2006) of net interest expense under the Company’s new capital structure.
Provision for income taxes: Income taxes for the first quarter were $14 million and pre-tax income included $21 million of transaction expenses related to the separation from Alberto-Culver, most of which are not deductible for income tax purposes. On an annual basis, the Company currently expects to have a 39% effective tax rate after excluding the non-deductible separation related transaction costs.
Net earnings and Earnings per Share (EPS): For the first quarter, reported net earnings were $3 million, or $0.02 per diluted share. The Company was separated from Alberto-Culver on November 16, 2006. As a result, prior year net earnings are not reflective of the change in capital structure that resulted from the separation.
-More-

Adjusted EBITDA: Adjusted EBITDA for the first quarter 2007 was $77 million, a 5% increase compared to $73 million in the comparable period last year. Adjusted EBITDA increased primarily as a result of increases in revenues with relatively flat gross profit margins, partially offset by increases in SG&A expenses. A detailed table reconciling GAAP net earnings to adjusted EBITDA is included in the supplemental schedules.
Adjusted Net earnings and Adjusted EPS: For the first quarter, adjusted net earnings reflect adjustments that exclude share-based compensation related to the separation, the Alberto-Culver sales-based corporate overhead fees for the period prior to the separation, transaction expenses related to the separation, and includes incremental interest expenses assuming the debt incurred at the separation date was outstanding from the beginning of the first quarter. Adjusted net earnings assume an effective tax rate of 39% and the adjusted EPS assumes weighted average diluted shares outstanding of 182.3 million for the first quarter of fiscal 2007. Adjusted net earnings for the first quarter of fiscal 2007 were $16 million, or $0.09 per share. A detailed table reconciling GAAP net earnings to adjusted EBITDA to adjusted net earnings and adjusted EPS is included in the supplemental schedules.
Capital structure and Capital expenditures: The Company’s cash and cash equivalents at the end of the first fiscal quarter totaled $31 million. Following the completion of the separation transaction from Alberto-Culver, the Company repaid a net of $53 million of debt, including $49 million of the asset-based revolving loan (ABL), $2 million of term A loan and $2 million of term B loan. The Company’s total long term debt, including capital leases, at December 31, 2006 was $1.78 billion. As of December 31, 2006, the Company had $21 million drawn on the ABL and had approximately $351 million available to borrow under that facility. In conjunction with the separation and the issuance of new debt, the company entered into two separate interest rate swap transactions that are intended to fix the interest rate applicable to $150 million of debt for two years and fix the interest rate applicable to $350 million of debt for 3 years. The Company is accounting for these transactions on a marked to market basis, whereby changes in the fair value will increase or decrease net interest expense and therefore affect our profitability. The Company’s capital expenditures for the first three months amounted to $9 million, and the Company currently expects fiscal year 2007 capital expenditures to be between $35 million and $40 million, exclusive of acquisitions of any companies. During the first fiscal quarter, the Company opened 20 net new Sally Beauty Supply stores and 8 net new Beauty Systems Group stores.
STRATEGY & BUSINESS OUTLOOK
The Company’s strategy is to continue to execute on its sales and profitability plans for fiscal year 2007. With respect to Sally Beauty Supply, our plan is to continue to expand the store base, improve gross margins through product and customer mix changes, and increase customer traffic in the stores. In our BSG business, we plan to continue to penetrate existing geographies, enter new territories and improve longer-term profitability through a variety of cost management measures. In addition, as part of the Company’s long-term strategic plans, we expect to continue to invest in the business through acquisitions and to pay off debt with excess cash flow as part of our plan to maximize shareholder value as a new stand-alone company.
-More-

In late December 2006, the Company announced that BSG, excluding our Armstrong McCall division, would lose its rights to distribute L’Oreal products through its distributor sales consultants, and lose its exclusive store rights in those geographic areas within the United States where BSG formerly had distribution rights, effective at the end of January 2007. As part of these changes, BSG and L’Oreal entered into a new long-term agreement to give BSG non-exclusive rights to sell L’Oreal’s professional products in BSG stores in those same geographies. At the same time, Armstrong McCall, which includes approximately 170 franchise stores, lost its rights to distribute Redken professional products through its franchisees. The L’Oreal changes should have no impact on Sally Beauty Supply stores.
As reported in the Form 8-K filed on December 19, 2006, we expect the impact of the loss of BSG’s exclusive rights to distribute L’Oreal professional products in BSG stores and by its distributor sales consultants to negatively impact the Company’s consolidated revenue by approximately $110 million during the last nine months of fiscal year 2007. This revenue loss estimate for the distributor sales consultant distribution channel assumed both the loss of L’Oreal products as well as a partial loss of non-L’Oreal ancillary sales. We expect to mitigate a certain amount of this impact by: 1) shifting a portion of the L’Oreal purchases by BSG customers previously served by the distributor sales consultants to BSG stores, 2) adding new product lines for our distributor sales consultants, 3) adding new product lines to our BSG stores, 4) expanding existing product lines into new territories, particularly Florida — a large market where BSG has not historically been present and, 5) right-sizing the business, including targeted reductions-in-force and distribution consolidation and managing other costs to maximize the efficiency of the BSG structure. Although BSG is very focused on both new revenue and cost management initiatives, it is highly uncertain to what degree these efforts will offset the loss of the L’Oreal distribution rights. As a result of the loss of certain L’Oreal distribution rights and the new long-term agreement with L’Oreal, the Company is currently estimating that the flow-through impact to BSG’s pre-tax operating earnings for the last nine months of fiscal 2007 will likely be between 18% and 28% for every assumed dollar of lost L’Oreal revenue (including ancillary sales). The actual flow-through impact during fiscal 2007 will depend upon the results of the mitigating actions mentioned above. Looking beyond fiscal 2007, the Company remains optimistic about the longer-term prospects for the BSG business.
As part of our BSG revenue initiatives, we are currently negotiating with brands to offset the negative impact to revenue mentioned above. Through a recent agreement with P&G Professional Care, we will broaden distribution of the Wella Professionals, Sebastian Professional and Graham Webb brands in parts of the southeastern U.S., and these brands will receive increased presence and marketing support in our BSG stores. We will discuss this recent agreement on our conference call.
Conference Call and Where You Can Find Additional Information
As previously announced, at 10:00 a.m. (Central) today, the Company will hold a conference call and audio webcast to discuss its financial results and its business. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matter and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.
Simultaneous with the conference call, an audio webcast of the call will be available via a link on the Company’s website, www.sallybeautyholdings.com linking through to the “Investing” page and the “Events” page. The conference call can be accessed by dialing 877-722-1364 (International: 706-634-8761). The conference call ID number 5822363. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.
-More-

A telephone replay of the call will be available for 24 hours from about 12:00 p.m. (Central) on February 8, 2007 through 11:59 a.m. (CT) on February 9, 2007 by dialing 800-642-1687 (International: 706-645-9291) and referencing the conference ID number 5822363. The webcast replay will also be available for one year in the Investing section linking through to the Events section of the Sally Beauty Holdings, Inc. website at www.sallybeautyholdings.com.
Announcement of Annual Shareholders’ Meeting
Sally Beauty Holdings, Inc. will hold its first annual meeting of shareholders on April 26, 2007 at 9:00 a.m. (Central) in its headquarters location at 3001 Colorado Boulevard, Denton, Texas. The Board of Directors has also set February 28, 2007 as the record date for determination of stockholders entitled to vote at the annual meeting.
About Sally Beauty Holdings, Inc.
Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,300 stores, including approximately 170 franchised units, throughout the United States, the United Kingdom, Canada, Puerto Rico, Mexico, Japan, Ireland, and Germany. Sally Beauty Supply stores offer more than 5,000 products for hair, skin and nails through professional lines such as Clairol, L’Oreal, Wella, Conair and Revlon, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, along with its outside sales consultants, sell up to 9,500 professionally branded products including Paul Mitchell, Wella, Sebastian, Graham Webb, Rusk, TIGI, Matrix and Redken targeted exclusively for professional and salon use and resale to their customers. For more information about Sally Beauty Holdings, Inc., please visit www.sallybeautyholdings.com.
Cautionary Language Concerning Forward-Looking Statements
Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.
Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: our limited history as a stand-alone company; the preparedness of our accounting and other management systems to meet financial reporting and other requirements; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; realizing the anticipated benefits of our separation from Alberto-Culver; the fact that, as a separate entity, we will not enjoy all of the benefits of scale that Alberto-Culver achieved with the combination of the consumer products business and our business; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; the highly competitive nature of the beauty products distribution industry; anticipating changes in consumer preferences and buying trends or to manage our product lines and inventory; our dependence upon manufacturers; products sold by us being found to be defective in labeling or content;
-More-

compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integration of business acquired in the future; opening and operating new stores profitably; protecting our intellectual property rights, specially our trademarks; obtaining the consent of third parties under our contracts; conducting business in international markets; disruption in our information technology systems; natural disasters or acts of terrorism; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt or increasing the interest expense due to our interest rate swap agreements; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; significant restrictions on our ability to issue equity securities; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium and; the interests of our largest stockholder differing from the interests of other holders of our common stock.
Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.
Note Concerning Non-GAAP Measurement Tools
We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our web site.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Reconciliations	C
Store Count and Comparable Store Sales	D
Selected Financial Data and Debt	E
-More-

Supplemental Schedule A
SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(Unaudited, in thousands, except per share data)

	Three Months Ended December 31,
	2006	2005

Net sales	$629,879	$586,355
Cost of products sold and distribution expenses	345,387	319,487

Gross profit	284,492	266,868
Selling, general and administrative expenses (1)	213,178	195,724
Depreciation and amortization	9,790	9,136
Sales-based service fee charged by Alberto-Culver	3,779	7,197
Transaction expenses	21,457	—

Operating earnings	36,288	54,811
Interest expense, net of interest income of $2,007 in 2006 and $268 in 2005 (2)	19,103	471

Earnings before provision for income taxes	17,185	54,340
Provision for income taxes	14,044	20,536

Net earnings	$3,141	$33,804

Net earnings per share: (3)
Basic	$0.02	—
Diluted	$0.02	—

Weighted average shares: (3)(4)
Basic	180,096	—
Diluted	182,329	—

(1)	Selling, general and administrative expenses include allocated overhead costs from Alberto-Culver of $1,046 and $3,753 for the three months ended December 31, 2006 and 2005, respectively. SG&A also includes share-based compensation of $5,707 and $2,104 for the three months ended December 31, 2006 and 2005, respectively.

(2)	Interest expense, net of interest income, includes $993 of income for a marked to market change in fair value for interest rate swaps for the three months ended December 31, 2006.

(3)	Net earnings per share was not calculated for the three months ended December 31, 2005 as the Company was a wholly-owned subsidiary of Alberto-Culver during fiscal year 2006.

(4)	Weighted average shares was calculated from November 16, 2006 through December 31, 2006, which represents the actual number of days the Company’s shares were publicly traded.
-More-

Supplemental Schedule B
SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES
Segment Information
(Unaudited, dollars in thousands)

	Three Months Ended December 31,
	2006	2005
Net sales:
Sally Beauty Supply	371,949	349,982
Beauty Systems Group	257,930	236,373

Total net sales	$629,879	$586,355

Earnings before provision for income taxes:
Sally Beauty Supply	66,284	59,320
Beauty Systems Group	19,316	22,710

Segment operating earnings	$85,600	$82,030

Unallocated general and administrative expenses (1)	(24,076)	(20,022)
Sales-based service fee charged by Alberto-Culver	(3,779)	(7,197)
Transaction expenses	(21,457)	—
Interest expense, net of interest income	(19,103)	(471)

Earnings before provision for income taxes	$17,185	$54,340

(1)	Unallocated G&A expenses consist of corporate and shared costs and include $1,046 and $3,753 of allocated overhead charges from Alberto-Culver for the three months ended December 31, 2006 and 2005, respectively. Unallocated G&A expenses also include share-based compensation of $5,707 and $2,104 for the three months ended December 31, 2006 and 2005, respectively.
-More-

Supplemental Schedule C
SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES
Non-GAAP Financial Reconciliations
(Unaudited, in thousands, except share data)

	Three Months Ended December 31,
	2006	2005

Net earnings (per GAAP)	$3,141	$33,804
Add:
Depreciation and amortization	9,790	9,136
Share-based compensation (1)	5,707	2,104
Sales-based service fee charged by Alberto-Culver (2)	3,779	7,197
Transaction expenses (3)	21,457	—
Interest expense, net of interest income (4)	19,103	471
Provision for income taxes	14,044	20,536

Adjusted EBITDA (Non-GAAP)	$77,021	$73,248

Adjusted Net Earnings Reconciliation:
Adjusted EBITDA (Non-GAAP)	$77,021
Less:
Depreciation and amortization	9,790
Pro-forma share-based compensation (5)	730
Pro-forma interest expense (6)	39,532
Pro-forma provision for income taxes (7)	10,518

Adjusted net earnings (Non-GAAP)	$16,451

Adjusted net earnings per share:
Adjusted net basic	$0.09
Adjusted net diluted	$0.09

Weighted average shares:
Basic	180,096
Diluted	182,329

(1)	Share-based compensation was $5,707 for the first quarter, which includes $5,265 of share-based compensation expenses related to accelerated vesting.

(2)	The Alberto-Culver sales-based service fee ceased at the separation date and the Company will not incur any comparable expenses as a stand-alone company.

(3)	Transactions expenses include $16.4 million paid to Alberto-Culver, $4.5 million for executive severance for previously disclosed individuals and $0.6 million for professional fees and other.

(4)	Interest expense, net of interest income, includes approximately $993 of income for a marked to market change in fair value for interest rate swaps for the three months ended December 31, 2006.

(5)	Pro-forma share-based compensation includes $442 of share-based compensation expense incurred by the Company during the first quarter (excluding the impact of the separation transaction) and $288 that would have been incurred had the separation transaction not occurred.

(6)	Pro-forma interest expense assumes the debt incurred at the separation date was outstanding from the beginning of the quarter and includes $993 of income related to the marked to market change in fair value for interest rate swaps recognized in the first quarter.

(7)	Pro-forma provision for income taxes for the three months ended December 31, 2006 are computed assuming an effective tax rate of 39%, which represents the Company’s current estimate of the annual effective rate on a stand-alone basis after excluding the non-deductible separation costs.
-More-

Supplemental Schedule D
SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES
Store Count and Comparable Store Sales
(Unaudited)

	December 31,
	2006	2005
Number of retail stores (end of period):
Sally Beauty Supply	2,531	2,441
Beauty Systems Group
Company-owned stores	665	669
Franchise stores	171	157
Total Beauty System Group stores	836	826
Total	3,367	3,267
Distributor sales consultants (end of period) (1)	1,174	1,218

Company-owned comparable store sales growth (2)
Sally Beauty Supply	3.4%	2.1%
Beauty Systems Group	9.9%	-1.7%
Consolidated	5.0%	1.3%

(1)	Includes 367 and 358 Distributor Sales Consultants as reported by franchisees as of December 31, 2006 and 2005, respectively.

(2)	Comparable stores are defined as company-owned stores that have been open for at least 14 months as of the last day of a month.
-More-

Supplemental Schedule E
SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES
Selected Financial Data and Debt
(Unaudited, dollars in thousands)

	December 31,	September 30,
	2006	2006
Financial condition information (at period end):
Working capital	$363,285	$479,107
Cash and cash equivalents	31,381	107,571
Property and equipment, net	142,572	142,735
Total assets	1,310,751	1,338,841
Total debt, including capital leases	1,798,206	1,124
Total stockholders’ (deficit) equity	($836,209)	$1,005,967

	As of
	December 31, 2006	Interest Rates
Debt position excluding capital leases (at period end)
		Prime +0.5% or
Revolving loan (ABL)	$21,200	Libor +1-1.5%
Term A loan (1)	148,125	Libor +2-2.5%
Term B loan (1)	917,700	Libor +2-2.5%
Senior notes	430,000	9.25%
Senior subordinated notes	280,000	10.50%

Total debt	$1,797,025

Debt maturities excluding capital leases
FY2007	$12,525
FY2008	16,700
FY2009	24,200
FY2010	24,200
FY2011	39,200
Thereafter	1,680,200

Total debt	$1,797,025

(1)	Interest rates on $500 million of these loans are fixed by interest rate swaps for a duration of 2 to 3 years from inception of loans.